UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 23, 2009

Commission File No. 1-10403
TEPPCO Partners, L.P.
(Exact name of Registrant as specified in its charter)

Delaware	76-0291058
(State or other jurisdiction	(I.R.S. Employer
of incorporation)	Identification Number)
1100 Louisiana Street, Suite 1600
Houston, Texas 77002
(Address of principal executive offices, including zip code)
(713) 381-3636
(Registrant’s telephone number, including area code)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
     On October 23, 2009, TEPPCO Partners, L.P. (“TEPPCO”) issued a joint press release with Enterprise Products Partners L.P. (“Enterprise”) announcing the approval by TEPPCO unitholders of the merger of TEPPCO and Enterprise pursuant to the Agreement and Plan of Merger, dated as of June 28, 2009 (the “Merger Agreement”), by and among Enterprise Enterprise Products GP, LLC (“Enterprise GP”), Enterprise Sub B LLC, TEPPCO and Texas Eastern Products Pipeline Company, LLC (“TEPPCO GP”). Approximately 97 percent of the TEPPCO units that voted were cast in favor of the merger and represented approximately 71 percent of TEPPCO’s total outstanding units. In addition, approximately 96 percent of the votes cast by Unaffiliated TEPPCO Unitholders (as defined below) approved the merger.
     Under TEPPCO’s partnership agreement, the affirmative vote of the holders of at least a majority of TEPPCO’s units outstanding was required to approve the merger. In addition, the Merger Agreement required that the actual votes cast in favor of the merger by the “Unaffiliated TEPPCO Unitholders” (which consist of TEPPCO unitholders other than Dan L. Duncan, EPCO, Inc. and certain other privately held affiliates of Mr. Duncan’s; TEPPCO GP, Enterprise, Enterprise GP and Enterprise GP Holdings L.P., the 100% owner of TEPPCO GP (“Enterprise GP Holdings”); and specified officers and directors of TEPPCO GP, Enterprise GP and the general partner of Enterprise GP Holdings) exceed the actual votes cast against the merger by the Unaffiliated TEPPCO Unitholders.
     The joint press release also announced that as of 10:00 a.m. CDT October 23, 2009, approximately $1.94 billion of the $2 billion aggregate principal amount of TEPPCO notes had been tendered for exchange in connection with Enterprise’s previously announced offer to exchange TEPPCO senior and subordinated notes validly tendered for exchange, and not validly withdrawn, prior to the expiration date (October 26, 2009) for Enterprise notes.
     A copy of the joint press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release dated October 23, 2009.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEPPCO Partners, L.P.
(Registrant)

	By:	Texas Eastern Products Pipeline Company, LLC
General Partner

Date: October 23, 2009	By:	/s/ Patricia A. Totten

Patricia A. Totten
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated October 23, 2009.